Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

C-COR.net Corp.:

We consent to the use of our report dated August 8, 2003, with respect to the consolidated balance sheets of C-COR.net Corp. and subsidiaries as of June 27, 2003 and June 28, 2002, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the fiscal years in the three-year period ended June 27, 2003, incorporated herein by reference. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective June 29, 2002.

We also consent to the use of our report dated September 11, 2003, with respect to the financial statement schedule as of June 27, 2003 and for each of the fiscal years in the three-year period ended June 27, 2003, incorporated herein by reference.

/s/ KPMG LLP

Harrisburg, Pennsylvania

June 3, 2004